Exhibit 7

SHAREHOLDERS AGREEMENT

THIS SHAREHOLDERS AGREEMENT (the “Agreement”) is made and entered into as of February 20, 2008 by and among those shareholders of NIS Group Co., Ltd., a Japanese kabushiki kaisha (the “Company”) listed on Schedule I hereto and that are signatories to this Agreement (collectively, “Management Shareholders”), TPG Izumi AIV 1, L.P., a Delaware limited partnership (“AIV 1”), TPG Izumi AIV 6, L.P., a Delaware limited partnership (“AIV 6”) and TPG Izumi, L.P., a Cayman Islands limited partnership (“Izumi”; collectively with AIV 1 and AIV 6, the “Subscribers”; the Subscribers, the Management Shareholders, and any other party to this Agreement from time to time are collectively referred to as the “Parties”). Each of the Parties to this Agreement and any other Person who shall become a Party to or agree to be bound by the terms of this Agreement after the date hereof is sometimes hereinafter referred to as a “Shareholder.”

RECITALS

WHEREAS, the Company and TPG Vision Upper I, Ltd., a Cayman Islands limited liability company (“Vision”) are parties to that certain Investment Agreement, dated December 10, 2007, as amended (the “Investment Agreement”);

WHEREAS, pursuant to that certain Assignment and Assumption Agreement, dated February ___, 2008, by and among Vision and the Subscribers, Vision assigned its rights and obligations under the Investment Agreement to the Subscribers;

WHEREAS, pursuant to the Investment Agreement, the Company shall issue and allot to the Subscribers Shares and warrants to acquire additional Shares (the “Warrants”);

WHEREAS, it is a requirement to the consummation of the Transactions that the Parties execute and deliver this Agreement, which sets forth certain matters concerning the ownership of the Company’s common stock and certain rights and obligations of the Parties, on the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I.   BOARD OF DIRECTORS

1.1          Shareholder Obligations. Commencing as of the Closing Date, and continuing throughout the term of this Agreement, each Shareholder unconditionally and irrevocably agrees that it shall use its best efforts to effectuate, or cause to be effectuated, to the extent permissible under the Company’s Organizational Documents and applicable Law, each of the provisions set forth in this Agreement. Such efforts by each Shareholder shall include attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings, exercising rights to remove directors, calling shareholder meetings, submitting shareholder proposals and any other actions permissible under the Organizational Documents and applicable Law (whether in such Shareholder’s capacity as a stockholder, director, member of a Board committee or officer of the Company or otherwise).

1.1.1      Nomination Rights. Subscriber Parties holding a majority of the voting power of all Shares held by Subscriber Parties will be entitled to nominate, and the Board of Directors of the Company shall consist of, at least a majority of the directors of the Company (the “Subscriber Nominees”), at least one (1) of whom shall be a representative director of the Company. Management Parties holding a majority of the voting power of all Shares held by the Management Parties will be entitled to nominate the remaining directors of the Company (the “Management Shareholder Nominees”; and, together with the Subscriber Nominees, the “Nominees”). The initial Subscriber Nominees are: Steven J. Schneider, Jun Tsusaka, Masayuki Yasuoka, Akio Ishida, Nobuhiko Ito and Daniel Carroll. The initial Management Shareholder Nominee shall be Kunihiko Sakioka.

1.1.2      Election of Nominees. The Nominees shall be elected in any and all elections of directors of the Company held during the term of this Agreement. If at any time the Subscriber Nominees do not constitute a majority of the Board, Board vacancies shall be filled and, if necessary, directors shall be removed and replaced such that Subscriber Nominees constitute a majority of the Board.

1.1.3      Vacancies. Each Nominee shall hold his or her office as a director of the Company for such term as is provided in the Company’s Organizational Documents and applicable Law or until his or her death, resignation, incapacity or removal from the Board or until his or her successor has been duly elected and qualified in accordance with the provisions of the Company’s Organizational Documents. If any Nominee ceases to serve as a director of the Company for any reason during his or her term (a “Terminating Nominee”), a nominee for the vacancy resulting therefrom will be designated by whichever Party nominated the Terminating Nominee.

1.1.4      Removal of Nominees. If at any time Subscriber Parties holding a majority of the voting power of all Shares held by Subscriber Parties, or the Management Parties holding a majority of the voting power of all Shares held by Management Parties, shall notify the Parties in writing of their desire to have removed from the Board, with or without cause, any Nominee that was nominated by such Party, such Nominee shall be removed from the Board.

1.1.5 Actions by the Shareholders. At any meeting (whether annual or special, and at each adjourned or postponed meeting) of the Company’s shareholders, however called, or in any other circumstances (including any action sought by written consent) upon which a vote or other consent or approval is sought, each of the Shares that a Management Shareholder or Management Party beneficially owns or over which such Management Shareholder or Management Party otherwise exercises control shall be caused by them (x) to be counted as present thereat, for purposes of calculating a quorum, and in response to any other request by the Company for written consent, if any, and to be counted as having provided or denied such consent and (y) if Subscriber Parties holding a majority of the voting power of all Shares held by Subscriber Parties inform the Management Parties of their intention to vote against taking any action set forth on Exhibit A hereto, to be voted (including by written consent, if applicable) against the taking of such action; provided, that if the Management Parties inform the Subscriber Parties of their intention to vote against taking any action set forth on Exhibit A hereto, the Subscriber Parties shall vote (including by written consent, if applicable) against the taking of such action.

ARTICLE II.  REPRESENTATIONS AND WARRANTIES

2.1          Representations and Warranties of the Shareholders. Each of the Shareholders represents and warrants to each other as follows:

2.1.1      Share Ownership. Each Shareholder is the record and beneficial owner of the number of Shares of the Company set opposite such Shareholder’s name on Schedule I hereto. No Shareholder owns any securities issued by, or other obligations of, the Company or any Company Subsidiary which are not listed on Schedule I hereto.

2.1.2      Legal Power; Organization; Qualification of Shareholders. Each Shareholder is a natural person or a legal entity of the type set opposite such Shareholder’s name on Schedule I hereto. Each Shareholder who is a natural person is competent and has all requisite power and authority to execute and deliver this Agreement and to consummate the Transactions. Each Shareholder which is not a natural person has been duly organized, and is validly existing and in good standing, under the laws of its jurisdiction of formation, has all requisite power and authority to execute and deliver this Agreement and to consummate the Transactions, and has taken all necessary corporate or other action to authorize the execution, delivery and performance of this Agreement.

2.1.3      Binding Agreement. This Agreement has been duly executed and delivered by each Shareholder and, assuming due and valid authorization, execution and delivery by the other Shareholders, this Agreement constitutes a legal, valid and binding obligation of each Shareholder, enforceable against such Shareholder in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

2.1.4      No Shareholder Conflict or Default. Neither the execution and delivery of this Agreement nor the consummation by any Shareholder of any of the Transactions will result in a violation of, or a default under, or conflict with, or require any consent, approval or notice under, any contract, trust, commitment, agreement, obligation, understanding, arrangement or restriction of any kind to which any Shareholder is a party or by which any Shareholder is bound or to which any of the Shares are subject. Consummation by each Shareholder of the Transactions will not violate, or require any consent, approval or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to any Shareholder or any of the Shares.

ARTICLE III.   TERMINATION OF AGREEMENT

3.1          Termination. Subject to the next succeeding sentence, this Agreement shall terminate upon the earlier to occur of (i) seven years from the date of this Agreement and (ii) the date upon which the Subscriber Parties hold less than 20% of the Fully Diluted Capital Stock of the Company.

ARTICLE IV.  GENERAL

4.1          Recapitalization, Exchanges,Etc.,Affecting the Shares. The provisions of this Agreement shall apply to the full extent set forth herein with respect to (a) the Shares and any option, right or warrant to acquire Shares, and (b) any and all shares of Capital Stock of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or in substitution for any Shares, by combination, recapitalization, reclassification, merger, consolidation or otherwise. In the event of any change in the capitalization of the Company, as a result of any stock split, stock dividend or stock combination, the provisions of this Agreement shall be appropriately adjusted.

4.2          Notices. Except as otherwise expressly provided herein, any and all notices, demands or other communications required or permitted hereunder shall be in writing and shall be made by hand delivery (deemed given upon receipt), or by certified mail return receipt requested (deemed given upon execution of such return receipt), addressed to a Shareholder at the address of such Shareholder set forth in Section 4.17 below or the address that any Shareholders shall have provided to the other Shareholders or their Representative. Any Party may change its address for notice by notice given to each Shareholder and the Company in accordance with the foregoing. No objection may be made to the method of delivery of any notice actually and timely received.

4.3          Amendment; Waiver; Representatives. This Agreement may be amended, modified, supplemented or terminated only by a written instrument signed by each of (i) the Subscriber Parties and (ii) the Management Parties. No provision of this Agreement may be waived orally, but only by a written instrument signed by the Party against whom enforcement of such waiver is sought. Shareholders shall be bound from and after the date of the receipt of a written notice from their respective Representative setting forth such amendment or waiver by any consent authorized by this Section 4.3, whether or not the Shares shall have been marked to indicate such consent; no alteration, modification or impairment shall be implied by reason of any previous waiver, extension of time, delay or omission in exercise, or other indulgence. For purposes of this Agreement, the Parties hereto shall designate and appoint representatives (each, a “Representative”) as provided in this Section 4.3. The Subscriber Parties hereby designate and appoint Steven J. Schneider (or any successor designated in writing by the Subscriber Parties holding Shares that constitute, on a Fully Diluted basis, a majority of the voting power of all Shares held by all of the Subscriber Parties) as Representative on behalf of the Subscriber Parties; and the Management Parties hereby designate and appoint Kunihiko Sakioka (or any successor designated in writing by Management Parties holding Shares that constitute, on a Fully Diluted basis, a majority of the voting power Shares held by all of the Management Parties) as Representative on behalf of the Management Parties. Each Representative shall have the authority to receive any notices, settle any claims, agree to any amendments, and grant any consents or waivers on behalf of the Parties that such Representative represents. The Parties hereto shall be entitled to deal exclusively with the respective Representatives with respect to matters arising out of this Agreement, and the Parties hereto shall be entitled to deliver any notices to the respective Representatives and rely on any action of the respective Representatives with respect to actions taken under this Agreement on behalf of the Parties hereto.

4.4          Additional Documents; Further Changes. Each Party hereto agrees to execute any and all further documents and writings within its powers and to perform such other actions which may be or become necessary or expedient to effectuate and carry out this Agreement.

4.5          No Third-Party Benefits. None of the provisions of this Agreement shall be for the benefit of, or enforceable by, any third-party beneficiary.

4.6          Successors And Assigns. Subject to the terms hereof, this Agreement shall be binding upon and shall inure to the benefit of the Shareholders, and their respective successors and permitted assigns; provided, however, no rights or obligations of any Shareholder under this Agreement may be assigned except that any Party may transfer such Party’s rights hereunder, including, without limitation, the right to nominate Nominees pursuant to Section 1.1.1, in whole or in part, to any Affiliate in connection with a transfer of Capital Stock of the Company made in compliance with all of the provisions of this Agreement.

4.7          Severability. Should any part of this Agreement for any reason be declared invalid or unenforceable, such decision shall not affect the validity or enforceability of any remaining portion, which remaining portion shall remain in force and effect as if this Agreement had been executed with the invalid or unenforceable portion thereof eliminated and it is hereby declared the intention of the Parties hereto that they would have executed the remaining portion of this Agreement without including therein any such part, parts or portion which may, for any reason, be hereafter declared invalid or unenforceable.

4.8          Integration. This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the Parties with respect to its subject matter.

4.9          Governing Law. This Agreement shall be governed by and construed in accordance with the internal Laws of the State of New York.

4.10       Attorneys’ Fees. Should any litigation or arbitration be commenced (including any proceedings in a bankruptcy court) between the Parties hereto or their representatives concerning any provision of this Agreement or the rights and duties of any person or entity hereunder, the Party or Parties prevailing in such proceeding shall be entitled, in addition to such other relief as may be granted, to the reasonable attorneys’ fees and court costs incurred by reason of such litigation or arbitration.

4.11       Headings. The headings in this Agreement are inserted only as a matter of convenience, and in no way define, limit, or extend or interpret the scope of this Agreement or of any particular Section.

4.12       Information for Notices. No Shareholder (other than a Shareholder as of the date of this Agreement with respect to the Shares held as of such date) shall hold any of its Shares in nominee name unless it otherwise provides the other Shareholders other Shareholders with its name and address and other information reasonably requested by the other Shareholders in order to establish such Shareholder’s particular status under this Agreement (e.g., Management Party, etc.).

4.13       Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the Parties and delivered to the other Parties.

4.14       Information Regarding Beneficial Ownership. Each Shareholder agrees to promptly provide to the other Shareholders any information or representations that the other

Shareholders may request regarding such holder’s beneficial ownership of shares of any class of the Company’s Capital Stock.

4.15       After Acquired Shares. The provisions of this Agreement shall apply to any shares of Capital Stock of the Company acquired after the date hereof by any Party hereto or by any party that agrees to be bound by the terms thereof.

4.16       No Conflicts. Subject to the other express provisions of this Agreement or except as otherwise expressly agreed in writing, each Subscriber Party at any time and from time to time may engage in and possess interests in other business ventures of any and every type and description, independently or with others, including ones in competition with the Company or any other Shareholder, with no obligation to offer to the Company or any other Shareholder the right to participate therein.

4.17       Notices. Unless otherwise specified herein, all notices and other communications hereunder shall be in writing and shall be deemed given upon personal delivery, facsimile transmission (which is confirmed), delivery by an overnight express courier service (delivery, postage or freight charges prepaid) or delivery by mail (if sent by registered or certified mail, return receipt requested, delivery, postage or freight charges prepaid, and otherwise to be sent by first class mail), addressed to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to any Subscriber Party, to:

c/o TPG Capital, L.P.

301 Commerce Street, Suite #3300

Fort Worth, Texas 76102

Attention: Legal Counsel

Facsimile No.: 817.850.4092

Telephone: 817.871.4092

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
Tokyo-to Minato-ku Roppongi 1-6-1

Izumi Garden Tower 21F

Japan 106-6021

Attention: Nobuhisa Ishizuka and Kenju Watanabe

Telephone No.: 813.3568.2600

Facsimile No.: 813.3568.2626

If to any Management Party, to:

Shuho Co., Ltd.

Sanko Park Building 3F

Attn: Mr. Eiji Omori

3-1, Nishi-Shinjuku 7-chome

Shinjuku, Tokyo 160-0023

Japan

with a copy (which shall not constitute notice) to:

Nissin Building Co., Ltd.

NIS Group Head Office Building 4th Floor

7-6, 5-chome, Chifune-machi

Matsuyama, Ehime 790-8584

Japan

ARTICLE V.   ARBITRATION

5.1          Dispute Resolution. Any disputes, claims or controversies arising out of or relating to this Agreement, whether in contract, tort, equity or otherwise and whether arising out of or relating to this Agreement or the meaning, interpretation, effect, validity, performance, termination or enforcement thereof (all of which are referred to as “Disputes”) shall be resolved through arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce (the “ICC”) then in effect (the “ICC Rules”).

5.2          Appointment of Arbitrators. There shall be three arbitrators in the arbitral tribunal (the “Tribunal”). The Subscriber Parties shall nominate one (1) arbitrator, and Management Parties shall nominate one (1) arbitrator, in accordance with the ICC Rules. The two Party-nominated arbitrators shall jointly nominate the third arbitrator, who shall serve as the Chair Person of the Tribunal, within thirty (30) days of the confirmation of the nomination of the second arbitrator in accordance with the ICC Rules. If any arbitrator has not been nominated within the time limits specified herein, then such arbitrator shall be appointed by the ICC in accordance with the ICC Rules.

5.3          Language of the Arbitration. The arbitration proceedings shall be conducted in and any award rendered by the Tribunal (the “Award”) shall be rendered in the English language, with appropriate arrangements made for the translation into Japanese of any documentation or oral testimony, and subject to Section 4.10, each Party shall bear its costs with respect thereto.

5.4          Place of Arbitration. The place of arbitration shall be Singapore. The procedural Law of the arbitration shall be the Law of the State of New York applicable to international arbitration as the subject matter of this arbitration agreement relates to more than one country.

5.5       Finality of Award.

5.5.1    The Award shall be final and binding upon the Parties as from the date rendered, and shall be the sole and exclusive remedy between the Parties regarding any Disputes submitted to the Tribunal. Judgment upon any Award may be entered in any court having jurisdiction thereof.

5.5.2      The Parties waive any rights of application or appeal to any court or tribunal of competent jurisdiction to the fullest extent permitted by Law in connection with any question of Law arising in the course of arbitration or with respect to any Award made except for actions to enforce this Agreement to arbitrate or an arbitral Award and except for actions seeking interim or other provisional relief to prevent irreparable harm or in aid of arbitration proceedings in any court of competent jurisdiction.

5.6          Payment of the Award. Any monetary award shall be made and payable in Japanese yen, free of any tax, deduction or offset. Each Party against which the Award assesses a monetary obligation shall pay that obligation on or before the thirtieth (30th) day following the date of the Award or such other date as the Award may provide. The Tribunal shall have the authority to award any remedy or relief proposed by a Party in accordance with the terms of this Agreement, including a declaratory judgment, specific performance of any obligation created under this Agreement or the issuance of an injunction.

5.7          Confidentiality of Arbitration. Once any Dispute has been submitted to arbitration proceedings pursuant to this Article V, such Dispute shall be resolved in a confidential manner. No Party shall disclose or permit the disclosure of any information about the evidence adduced or the documents produced by another Party in the arbitration proceedings or about the results of the proceeding except as may be required by a governmental authority or as required in a court action in aid of arbitration or for enforcement of this arbitration agreement or an arbitral Award.

ARTICLE VI.   INTERPRETATION

6.1          Interpretation.

(a)          When a reference is made in this Agreement to a section or article, such reference shall be to a section or article of this Agreement unless otherwise clearly indicated to the contrary. Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” The words “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(b)          A reference to any Party to this Agreement or any other agreement or document shall include such Party’s successors and permitted assigns.

(c)          A reference to any legislation or to any provision of any legislation shall include any amendment to, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

(d)          The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

6.2          Definitions. Unless the context otherwise requires, the terms hereinafter set forth when used herein shall have the following meanings and the following definitions shall be equally applicable to both the singular and plural forms of any of the terms herein defined:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person.

“Agreement” shall have the meaning set forth in the preamble to this Agreement.

“AIV 1” shall have the meaning forth in the preamble to this Agreement.

“AIV 6” shall have the meaning forth in the preamble to this Agreement.

“Award” shall have the meaning set forth in Section 5.3.

“Board” shall have the meaning set forth in Section 1.1.1.

“Capital Stock” means any and all shares (including the Shares), interests, rights to purchase (other than convertible or exchangeable indebtedness that is not itself otherwise capital stock), warrants, options, participations or other equivalents of or interests (however designated) in stock issued by that corporation.

“Closing Date” means the date of the closing of the Investment Agreement.

“Company” shall have the meaning set forth in the recitals to this Agreement.

“control” means the power to direct the management and policies of a Person, directly or through one or more intermediaries, whether through the ownership of voting securities, by contract, or otherwise, provided, that with respect to ownership interests the Company and its Subsidiaries, a beneficial owner of 10% or more of the total voting power normally entitled to vote in the election of directors, managers or trustees, as applicable, shall for such purposes be deemed to possess control.

“Consent” means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, certificate, exemption, order, registration, declaration, filing, report or notice of, with or to any Person.

“Disputes” shall have the meaning set forth in Section 5.1.

“Equity Interests” means Capital Stock or partnership, participation or membership interests and all warrants, options or other rights to acquire Capital Stock or partnership, participation or membership interests or units (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock or partnership, participation or membership interests or units).

“Fully Diluted” means at any time, with respect to Shares and without duplication, (a) all Shares then outstanding and (b) all shares of common stock issuable upon the exercise of all options, warrants, convertible securities, exchangeable securities and other outstanding rights to acquire common stock, with or without consideration, but only to the extent that the applicable Person is then entitled to exercise such rights to acquire common stock pursuant to the terms of such rights.

“Governmental Approval” means any Consent of, with or to any Governmental Authority.

“Governmental Authority” means any nation or government, any state, prefecture, city, region or other political subdivision thereof; any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any government authority, agency, department, board, commission or instrumentality of any nation or any political subdivision thereof; any court, tribunal or arbitrator; and any self-regulatory organization.

“ICC” shall have the meaning set forth in Section 5.1.

“ICC Rules” shall have the meaning set forth in Section 5.1.

“Investment Agreement” shall have the meaning set forth in the recitals to this Agreement.

“Izumi” shall have the meaning forth in the preamble to this Agreement.

“Law” means all applicable provisions of all (a) constitutions, treaties, statutes, laws, codes, rules, regulations, ordinances or orders of any Governmental Authority, (b) Governmental Approvals and (c) orders, decisions, injunctions, judgments, awards and decrees of or agreements with any Governmental Authority.

“Management Parties” means the Management Shareholders and their Affiliates (and with respect to Management Shareholders who are natural persons their respective spouses, any direct or adopted lineal descendants and ancestors and any trusts solely for the benefit of any or all of the foregoing).

“Management Shareholder Nominees” shall have the meaning set forth in Section 1.1.1.

“Management Shareholders” shall have the meaning set forth in the preamble to this Agreement.

“Nominees” shall have the meaning set forth in Section 1.1.1.

“Organizational Documents” means, as to any Person, its certificate or articles of incorporation, by-laws and other organizational documents.

“Parties” shall have the meaning set forth in the preamble to this Agreement.

“Person” or “person” means any corporation, individual, limited liability company, limited partnership, joint stock company, joint venture, partnership, unincorporated association, governmental regulatory entity, country, state or political subdivision thereof, trust, municipality or other entity.

“Representative” shall have the meaning set forth in Section 4.3.

“Shareholder” shall have the meaning set forth in the preamble to this Agreement.

“Shares” means shares of common stock of the Company.

“Subsidiary,” with respect to any Person, means (1) a corporation a majority of whose Equity Interests with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by such Person and one or more Subsidiaries of such Person or by one or more Subsidiaries of such Person, and (2) any other Person (other than a corporation) in which such Person, one or more Subsidiaries of such Person, or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof has a majority ownership interest, or (3) a partnership in which such Person or a Subsidiary of such Person is, at the time, a general partner and in which such Person, directly or indirectly, at the date of determination thereof has a majority ownership interest. Unless the context requires otherwise, Subsidiary means each direct and indirect Subsidiary of Issuer.

“Subscriber Parties” means Subscribers and their members and Affiliates and their limited partners, general partners, principals, shareholders and Affiliates.

“Subscribers” shall have the meaning set forth in the preamble to this Agreement.

“Terminating Nominee” shall have the meaning set forth in Section 1.1.3.

“Transactions” means all the transactions provided for or contemplated by the Investment Agreement.

“Tribunal” shall have the meaning set forth in Section 5.2.

“Vision” shall have the meaning forth in the recitals to this Agreement.

“Warrants” shall have the meaning set forth in the recitals to this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the day and year first set forth above.

SUBSCRIBERS

TPG IZUMI AIV 1, L.P.

By:	TPG ASIA GENPAR V, L.P.
Its General Partner

By:	TPG ASIA ADVISORS V, INC.

By:	_________________________________
Name:
Title:

TPG IZUMI AIV 6, L.P.

By:	NEWBRIDGE ASIA GENPAR IV, L.P.
Its General Partner

By:	NEWBRIDGE ASIA ADVISORS IV, INC.

By:	_________________________________
Name:
Title:

TPG IZUMI, L.P.

By:	TPG ASIA GENPAR V, L.P.
Its General Partner

By:	TPG ASIA ADVISORS V, INC..

By:	_________________________________
Name:
Title:

[signatures continued on next page]

MANAGEMENT SHAREHOLDERS

______________________________
Hideo Sakioka

______________________________

Kunihiko Sakioka

 ______________________________

Akio Sakioka

NISSIN BUILDING CO., LTD.

By: _________________________________

Name:
Title:

SHUHO CO., LTD.

By: _________________________________

Name:
Title:

EXHIBIT A

MATTERS WITH RESPECT TO WHICH MANAGEMENT PARTIES

SHALL VOTE WITH THE SUBSCRIBERPARTIES

1.	Revisions to the Articles of Incorporation of the Company affecting the rights of the Warrants.
2.	Changes to the capital structure of the Company, including, without limitation, any of the following:
a.	filing for bankruptcy, liquidation, or similar restructuring;
b.	issuance of any securities by the Company, including warrants, options and any instrument that is convertible into, or exchangeable for, securities of the Company;
c.	mergers or acquisitions involving the Company;
d.	substantial disposal of assets by the Company;
e.	related party transactions involving the Company; and
f.	decisions regarding dividend policy.

SCHEDULE I

MANAGEMENT SHAREHOLDERS

Shareholder	Number of Shares Beneficially Owned	Individual/Entity Type
Hideo Sakioka	3,970,137	Individual
Kunihiko Sakioka	4,481,947	Individual
Akio Sakioka	737,426	Individual
Nissin Building Co., Ltd.	16,785,100	Japanese kabushiki kaisha
Shuho Co., Ltd.	16,314,763	Japanese kabushiki kaisha